CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated December 29, 2009 on Dreyfus Greater China Fund, Dreyfus Diversified International Fund, Dreyfus Emerging Asia Fund, Dreyfus Diversified Global Fund, Dreyfus Satellite Alpha Fund and Dreyfus Diversified Large Cap Fund for the fiscal year ended October 31, 2009 which are incorporated by reference in this Registration Statement (Form N-1A 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

ERNST&YOUNGLLP

New York, New York
February 24, 2010